Exhibit 10.6
CHANGE ORDER FORM
(for use when the Parties mutually agree upon and execute the Change Order Pursuant to Section 6.1B or 6.2C)

PROJECT NAME: Driftwood LNG Phase 3 OWNER: Driftwood LNG LLC CONTRACTOR: Bechtel Oil, Gas and Chemicals, Inc. DATE OF AGREEMENT: 10 November 2017	CHANGE ORDER NUMBER: CO-002 DATE OF CHANGE ORDER: 28 June 2019

The Agreement between the Parties listed above is changed as follows:

The Parties agree to extend the date of termination in the event of delayed Notice to Proceed in Section 16.7 of the Driftwood LNG Phase 3 EPC Agreement by one year. The Parties agree that the below excerpt of Article 16 Section 7 of the Phase 3 EPC Agreement is modified (red text are additions and strikethrough text are deletions) as follows:

“Termination in the Event of Delayed Notice to Proceed. In the event Owner fails to issue the NTP in accordance with Section 5.2B by April 1, ~~2022~~ 2023(as may be extended by mutual agreement by the Parties), then either Party shall have the right to terminate this Agreement by providing written notice of termination to the other Party, to be effective upon receipt by the other Party. In the event of such termination, Contractor shall have the rights (and Owner shall make the payments) provided for in Section 16.2, except that, in respect of loss of profit, Contractor shall only be entitled to a lump sum equal to U.S.$5,000,000.”

Adjustment to Contract Price
The original Contract Price was	USD 2,552,105,878	EUR 165,167,044
Net change by previously authorized Change Orders (# CO-001)	USD 0	EUR 0
The Contract Price prior to this Change Order was	USD 2,552,105,878	EUR 165,167,044
The Contract Price will be ~~(increased)~~ (decreased) ~~(unchanged)~~
by this Change Order in the amount of	USD 0	EUR 0
The new Contract Price including this Change Order will be	USD 2,552,105,878	EUR 165,167,044

Adjustments to dates in Project Schedule:

The following dates are modified: The Project Schedule remain unchanged by this Change Order.

Adjustment to other Changed Criteria: N/A

Adjustment to Payment Schedule: N/A

Adjustment to Minimum Acceptance Criteria: N/A

Adjustment to Performance Guarantees: N/A

Adjustment to Design Basis: N/A

Other adjustments to liability or obligation of Contractor or Owner under the Agreement: N/A

Select either A or B:
[A] This Change Order shall constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall be deemed to compensate Contractor fully for such change. Initials: AP Contractor HC Owner

~~[B] This Change Order shall not constitute a full and final settlement and accord and satisfaction of all effects of the change reflected in this Change Order upon the Changed Criteria and shall not be deemed to compensate Contractor fully for such change. Initials: ____ Contractor ____ Owner~~

Upon execution of this Change Order by Owner and Contractor, the above-referenced change shall become a valid and binding part of the original Agreement without exception or qualification, unless noted in this Change Order. Except as modified by this and any previously issued Change Orders, all other terms and conditions of the Agreement shall remain in full force and effect. This Change Order is executed by each of the Parties’ duly authorized representatives.

/s/ Howard Candelet	/s/ Andrey Polunin
Owner	Contractor
Howard Candelet	Andrey Polunin
Name	Name
SVP Projects, President Driftwood LNG	Senior Vice President
Title	Title
24th July 2019	28 June 2019
Date of Signing	Date of Signing

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